CONSENT AND CERTIFICATION BY DEPOSITORY

1.	Star Financial Bank, 2004 N. Wayne St., Angola, IN 46703, (the
"Undersigned"), hereby consents to being named as Depository in a Form S-1 Registration Statement to be filed with the Securities and Exchange Commission by Provident Select Fund, Limited Partnership, in connection with a proposed offering of limited partnership interests (the "Units") to the public as described in said registration statement.

2. The Undersigned hereby certifies that it furnished the statements and information set forth in the offering circular with respect to the Undersigned and that such statements and information are accurate, complete and fully responsive and do not omit any material information with respect of the Depository, the Escrow Account, or the Depository Agreement, required to be stated therein or necessary to make the statements and information therein not misleading.

3. Without further consent of the undersigned, the General Partner will cause such changes to the Form S-1 as are appropriate in response to the comments of said Commission and state administrators and, thereafter, deliver the Prospectus to prospective investors.


                                    Star Financial Bank

                                    By:  _______________________________

                                    Print Name:  _______________________

                                    Print Title: _______________________



Date: August 18, 2003